Exhibit 99.h(14)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 26th day of October 2018, by and between the Credit Suisse Funds, each of the entities individually and not jointly, as listed on Schedule A, having their principal office and place of business at Eleven Madison Avenue, New York, New York 10010 (collectively, the “the Funds” and individually, the “Fund”) and DST Asset Manager Solutions, Inc. (formerly known as Boston Financial Data Services, Inc.), a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169-0953 (the “Transfer Agent”).

WHEREAS, certain Funds may be authorized to issue shares in a separate series, such series shall be named under the respective Funds in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by the Funds and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, the Funds are statutory or business trusts or corporations organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Funds and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and

WHEREAS, the Funds, on behalf of themselves and, where applicable, their Portfolios, desire to appoint the Transfer Agent as transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follow:

1.	Terms of Appointment and Duties

1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Funds, on behalf of themselves and, where applicable, their Portfolios, hereby employ and appoint the Transfer Agent to act as, and the Transfer Agent agrees to act as, the transfer agent for the Funds’ authorized and issued shares of beneficial interest, as the case may be, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of the Funds and of any Portfolios of the Funds (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Funds and their respective Portfolios, (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a)	Establish each Shareholder’s account in the Funds on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)	Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Funds authorized pursuant to the organizational documents of the Funds (the “Custodian”);

(c)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)	Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)	In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Funds;

(f)	At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h)	Prepare and transmit payments for dividends and distributions declared by the Funds or any Portfolio thereof, as the case may be;

(i)	If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Funds, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(j)	Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Funds, and, as between the Funds and the Transfer Agent, the Funds shall be responsible for all losses or claims resulting from such replacement;

(k)	Maintain records of account for and advise the Funds and its Shareholders as to the foregoing;

(l)	Record the issuance of Shares of the Funds and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Funds which are authorized, based upon data provided to it by the Funds, and issued and outstanding. The Transfer Agent shall also provide the Funds on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds;

(m)	Accept any information, records, documents, data, certificates, transaction requests in printed form or by machine readable input, facsimile, data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Funds or any other person or firm on behalf of the Funds or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Funds to require its broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Funds’ contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(n)	Maintain and manage, as agent for the Funds, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of the Funds’ dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to the Funds hereunder, the Transfer Agent may receive compensation from such banks for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts;

(o)	Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and

(p)	Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a)	Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including with limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; preparing shareholder meeting lists, arranging for mailing of Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information;

(b)	Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Funds of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Funds for each business day to the Funds no later than 9:00 AM Eastern Time, or such earlier time as the Funds may reasonable require, on the next business day;

(c)	Blue Sky Services. At the direction of the Funds, the Transfer Agent will perform the Blue Sky Services set forth on the attached schedule (“Schedule 1.2(c) titled “Blue Sky Services”). In connection therewith, the Funds shall be responsible for determining and advising the Transfer Agent with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the number of the Funds’ shares or the dollar amount to be permitted to be sold in each such jurisdiction. Unless otherwise specified in writing by the parties, the Funds shall also be responsible for determining the availability of any exemptions under a jurisdiction’s blue sky laws and ensuring the proper application of any such exemptions by the Funds and its intermediaries. In the event that the Transfer Agent becomes aware of (a) the sale of the Funds’ shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Funds’ shares in excess of the number of shares of the Funds permitted to be sold in such jurisdiction, the Transfer Agent shall report such information to the Funds and the Funds shall instruct the Transfer Agent with respect to the corrective action to be taken. In connection with the services described herein, the Funds shall issue in favor of the Transfer Agent a limited power of attorney to submit Notice Filings and payments with respect thereto on behalf of the Funds which power of attorney shall be substantially in the form of Appendix A attached to Schedule 1.2(c);

(d)	National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Funds), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Funds’ dealer file maintained by the Transfer Agent; (ii) issue instructions to the Funds’ banks for the settlement of transactions between the Funds and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Funds’ records on the TA2000 computer system (“TA2000 System”) of the Transfer Agent’s parent company, DST Systems, Inc. (“DST”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e)	Performance of Certain Services by the Funds or Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Funds and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Funds or their agents may perform these services on the Funds’ behalf.

(f)	Anti-Money Laundering (“AML”) Delegation. In order to assist the Funds with the Funds’ AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Funds (the “AML Procedures”). If the Funds elect to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the AML Procedures by the Transfer Agent pursuant to this Section 1.2(f), the Funds agree to pay the Transfer Agent for the reasonable administrative expense that may be associated with such AML Procedures.

(g)	Call Center Services. Upon request of the Funds, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Funds and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Funds to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Funds, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Funds agree to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reimbursable expenses that may be associated with these additional duties;

(h)	Short Term Trader. Upon request of the Funds, the Transfer Agent will provide the Funds with periodic reports on trading activity in the Funds based on parameters provided to the Transfer Agent by the Funds, as amended from time to time. The services to be performed by the Transfer Agent for the Funds hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market–timing activities. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Funds agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;

(i)	Omnibus Transparency Services. Upon request of the Funds, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Funds’ obligations under Rule 22c-2(a)(2). The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(i)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.2(i), the Funds agree to pay the Transfer Agent for such fees and expenses associated with such additional services as set forth on Schedule 3.1; and

(j)	Escheatment, Orders, Etc. If requested by the Funds (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).

(k)	Additional Services. Upon request of the Funds and mutual agreement between the parties as to the scope and any applicable fees, the Transfer Agent may provide additional services to the Funds under the terms of this Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Agreement;

1.3	Individual Retirement Accounts. With respect to IRAs, SIMPLE IRAs, SEP IRAs, Roth IRAs and Coverdell Education Savings Accounts (“Individual Retirement Accounts”) offered by the Funds for its shareholders, the Transfer Agent may, upon written agreement with the Funds’ designated IRA custodian, provide certain additional services to such Individual Retirement Accounts.

1.4	Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Funds may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Funds under or pursuant to this Agreement. Such inspections shall be conducted at the Funds’ expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than once a year. In connection with such site visit and/or inspection, the Funds shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Funds shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Funds and to other clients. Such inspections shall not involve any direct access to the Transfer Agent or its affiliates’ systems nor the performance of any testing thereon. The Transfer Agent shall have the right to immediately require the removal of any representatives of the Funds from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its system and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Funds’ representatives to execute a confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Funds’ governmental regulators, at the Funds’ expense, solely to (i) the Funds’ records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Funds under the Agreement. The Transfer Agent will provide a BITS full SIG assessment and will otherwise be available to the Funds to answer questions and provide information related to the information security requirements. Accordingly, the Transfer Agent shall not be required to complete or respond to information security questionnaires or other due diligence questionnaires.

1.5	Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Funds with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing information tax reporting on U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion. The Transfer Agent’s responsibilities hereunder shall not extend to or include duties and responsibilities of a “tax return preparer” as defined in the Code. The Funds will provide comprehensive instructions to the Transfer Agent in connection with the services and shall promptly respond to requests for direction from the Transfer Agent regarding IRS notices and other requests.

2.	Exception Services

2.1	Transactions identified under Sections 1 of this Agreement shall be deemed exception services (“Exception Services”), which must be mutually agreed upon in advance, when such transactions:

(a)    Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b)    Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agent’s recordkeeping system; or

(c)    Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agent’s recordkeeping system than is normally required.

3.	Fees and Expenses

3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Funds agree to pay the Transfer Agent the fees and charges as set forth in the attached fee schedule (“Schedule 3.1”). Such other fees and charges identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Funds and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

3.2	Other Fees and Charges. In addition to the fees paid under Section 3.1 above, the Funds agrees to pay the Transfer Agent for certain other fees and charges, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, COOL, data communications equipment, computer hardware, DST disaster recovery charge, print/mail products and services, escheatment, express mail and delivery services, FDIC deposit insurance account charges, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, manual check pulls, microfiche, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, TIN certification (W-8 & W-9), year-end processing and other fees, charges or expenses incurred at the direction of the Funds or with advance written notice to the Funds.

3.3	Increases. The fees and charges set forth on Schedule 3.1 shall increase or may be increased (i) in accordance with Section 3.6 below; (ii) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Funds, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent’s ongoing costs to provide the affected service or function by five percent (5%) or more; or (iii) in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system. If the Transfer Agent notifies the Funds of an increase in fees or charges pursuant to subparagraph (ii) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation of new fund features. If the Transfer Agent notifies the Funds of an increase in fees under subparagraph (iii) of this Section 3.3, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

3.4	Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Funds at least seven (7) days prior to the mailing date of such materials.

3.5	Invoices. The Funds agree to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Funds may only withhold that portion of the fee or expense subject to the good faith dispute. The Funds shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Funds are disputing any amounts in good faith. If the Funds do not provide such notice of dispute with the required time, the invoice will be deemed acceptable by the Funds. The Funds shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached then such disputed amounts shall be settled as may be required by law or legal process.

3.6	Cost of Living Adjustment (“COLA”). After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on the then current fee increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics. Each year the Transfer Agent shall provide to the Funds the COLA–adjusted fee amounts in writing prior to sending the Funds the first invoice that reflects that year’s COLA.

3.7	Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Funds shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonable equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.	Representation and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Funds that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform it duties and obligations under this Agreement.

5.	Representations and Warranties of the Funds

Each Fund represents and warrants to the Transfer Agent that:

5.1	It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	The Fund is an open-end investment companies registered under the 1940 Act.

5.5	A registration statement under the Securities Act of 1933, as amended, for the Funds is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Funds.

6.	Data Access and Proprietary Information

6.1	The Funds acknowledge that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Funds by the Transfer Agent as part of the Funds’ ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 9.4 below) or the confidential information of the Funds. The Funds agree to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Funds agree for itself and its employees and agents to:

(a)    Use such programs and databases solely from equipment at the location agreed to between the Funds and the Transfer Agent and in accordance with the Transfer Agent’s applicable user documentation;

        (b)    Refrain from copying or duplicating the Proprietary Information in any way (other than in the normal course of using the services);

(c)     Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)    Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Funds’ computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonable withheld);

(e)    Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f)    Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

6.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

6.3	The Funds acknowledge that their obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

6.4	If the Fund notify the Transfer Agent that any of the Data Access Service do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Funds agree to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. In the event the Funds become aware of any issues with the integrity of such data, the Funds will notify the Transfer Agent in writing and seek instruction from the Transfer Agent. In the event that the Transfer Agent itself becomes aware of any issues with the integrity of such data, the Transfer Agent will so notify the Funds.

6.5	If the transactions available to the Funds include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

6.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6. The obligations of this Section shall survive any earlier termination of this Agreement.

6.7	DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.	Indemnification

7.1	The Transfer Agent shall not be responsible for, and the Funds shall indemnify, defend and hold harmless the Transfer Agent, and its directors, officers, employees, agents, subcontractors, affiliates and subsidiaries (the “Transfer Agent Indemnitees”), from and against all losses, judgements, damages, claims, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Adverse Consequences”) that may at any time be asserted against or incurred by any of them in any proceeding in which the Transfer Agent or a Transfer Agent Indemnitees is a named party in connection with claims by third parties directly arising out of or in connection with:

(a)    All actions of the Transfer Agent or the Transfer Agent Indemnitee required to be taken pursuant to this Agreement; provided that such actions were taken in good faith and without negligence or willful misconduct;

(b)    The Funds’ lack of good faith or willful misconduct;

(c)    The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or the Transfer Agent Indemnitees on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or the Transfer Agent Indemnitees by machine readable input, facsimile, data entry, electronic instructions, or other similar means authorized by the Funds, and which have been prepared, maintained or performed by the Funds or any other person or firm on behalf of the Funds including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Funds or any of its officers; or (iii) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)    The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)    The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Funds, and the reliance by the Transfer Agent or Transfer Agent Indemnitees on the broker-dealer, TPA or the Funds ensuring that the original source documentation is in good order and properly retained;

(f)    The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Funds’ demand deposit accounts maintained by the Transfer Agent; or

(g)    Any obligations under any NSCC agreements required for the transmission of the Funds’ or Shareholder data though the NSCC clearing systems.

7.2	The Funds shall not be responsible for, and the Transfer Agent shall indemnify, defend and hold harmless the Funds, and its directors, officers, employees, agents, subcontractors, affiliates and subsidiaries (the “Funds’ Indemnitees”), from and against all Adverse Consequences that may at any time be asserted against or incurred by any of them in connection with claims by third parties directly arising out of or in connection with the Transfer Agent’s failure to perform the Services in accordance with the terms of this Agreement in good faith and without negligence or willful misconduct.

7.3	In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

7.4	As-of Adjustments.

(a)    The Transfer Agent and the Funds will discuss liability for an “as-of” transaction loss on a case-by-case basis. Subject to the limitation set forth in Section 8, the Transfer Agent will accept financial responsibly for a particular situation resulting in an “as of” loss to the Funds where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 7.4 when it results in a pricing error on a particular transaction which equals or exceeds one full cent ($.01) per share times the number of shares outstanding or such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time.

(b)    If the net effect of the “as-of” transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Funds’ accountants. The Transfer Agent will work with the Funds accountants to determine what, if any, impart the threshold break has on the Funds’ Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Funds re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Funds that took place during the period or a payment to the Funds. The Funds agree to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Funds agree to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a loss, the Transfer Agent’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares of the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class). If the Transfer Agent contributes to the settlement of a loss, the amount paid by the Transfer Agent shall be deducted from the amount of any accumulated losses calculated in the fiscal year monitoring process described below.

(c)    The Transfer Agent will monitor all Funds across share classes to determine the accumulated gain or loss effect of “as-of trades” caused by the Transfer Agent. At the fiscal year end of the Funds, if the Funds have an accumulated loss across share classes that is attributed to the Transfer Agent, then the Transfer Agent shall pay to the respective Funds the amount of such loss in excess of $0.01 per share calculated on the basis of the total value of all shares owned by the affected Funds (i.e., on the basis of the value of the shares of the total Fund, including all classes of that Fund, not just those of the affected class). If at the end of the fiscal year, Funds have accumulated a gain across share classes, the gain will remain with the Funds.

8.	Standard of Care

8.1	The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits in performing the services under this Agreement. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with all claims under this Agreement for the Services provided by the Transfer Agent under this Agreement for all of the Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed:

(a)    the aggregate of the amounts actually received hereunder by the Transfer Agent from the Funds as fees and charges, but not including reimbursable expenses, during the preceding six (6) months; or

(b)    with respect to claims directly arising from breaches by the Transfer Agent of its obligations under Section 9 (Confidentiality), Section 10.6 (Information Security) of this Agreement, or the Transfer Agent’s material breach of any substantive law, rule or regulation applicable to the Transfer Agent’s business, the aggregate of the amounts actually received hereunder by the Transfer Agent from the Funds as fees and charges, but not including reimbursable expenses, during the preceding eighteen (18) months.

8.2	The limitations on the Transfer Agent’s liability set forth in Section 8.1 shall not apply to any loss or damage resulting from any intentional malicious acts or intentional malicious omissions by the Transfer Agent or its employees. For purposes of this Section 8.2, “intentional malicious acts or intentional malicious omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Funds.

9.	Confidentiality

9.1	The Transfer Agent and the Funds agrees that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or the Funds during performance under this Agreement. The Funds and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Funds and their successors and assigns. In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or the Funds’ agent for purposes of providing services under this Agreement.

9.2	For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Funds: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Funds, or any other secret or confidential information whatsoever of the Funds; and (ii) all information that the Funds is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the Transfer Agent’s Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various states of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent’s business, operations or systems (or to the business, systems or operations of the Transfer Agent’s affiliates or third parties).

9.3	The obligations of confidentiality and nondisclosure of each of the Transfer Agent and the Funds set forth in this Section 9 shall not apply to information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party or its employees, representatives or agents; or (ii) becomes available to the receiving party on a non-confidential basis from a third party which is entitled to disclose it; or (iii) was known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the other party; or (iv) was independently developed by the receiving party. For avoidance of doubt, the obligations of confidentiality and nondisclosure of the Transfer Agent set forth in this Section 9 shall also not apply with respect to statistical, analytical or similar data obtained or developed by the Transfer Agent in the course of providing the services hereunder and the Transfer Agent may aggregate or consolidate such data, on a non-attributable and non-identifiable basis, with similar information gathered by the Transfer Agent in providing services to other parties, subject to the provisions of Section 9.5 below.

9.4	For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including with limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Funds’ Shareholders, prospective shareholders and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with Funds’ services, including the Funds’ web site; or (iii) any data otherwise submitted in the process of registering for Funds’ service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. (“Mass Privacy Act”). This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information.

9.5	The Transfer Agent will use the Confidential Information, including Customer Information, only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as such is applicable to its transfer agency business.

9.6	In the event that any requests or demands are made for the inspection of the records of the Funds, the Transfer Agent will use reasonable efforts to notify the Funds (except where prohibited by law) and to secure instructions from an authorized officer of the Funds as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Funds’ records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the records to such person or if required by law or court order. In the event that the Transfer Agent is requested or authorized by the Funds, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Funds (and not the Transfer Agent) by state or federal regulatory agencies, to produce such records of the Funds or the Transfer Agent’s personnel as witnesses, the Funds agree to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in responding to such request, order or requirement.

9.7	The Funds acknowledge that the Transfer Agent or DST intends to develop and offer analytics-based products and services for its clients. In providing such products and services, the Transfer Agent or DST will be using consolidated data across all clients, including data of the Funds, and make such consolidated data available to clients of the analytics products and services. The Funds hereby consent to the use by DST or the Transfer Agent of Confidential Information (including shareholder information that is not Customer Information) in the offering of such products and services, and to disclose the results of such analytics services to its clients and other third parties, provided the Funds; information will be aggregated, anonymized and sometimes enriched with external data sources. The Transfer Agent and DST will not disclose Customer Information, or information specific to or identifying the Funds.

10.	Covenants of the Funds and the Transfer Agent

10.1	The Funds shall promptly furnish to the Transfer Agent the following:

(a)    A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Funds authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)    A copy of the organizational documents of the Funds and all amendments thereto.

10.2	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Funds for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

10.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by (i) the laws and regulations applicable to its business as a Transfer Agent, including, but not limited to, those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, and those set forth in IRS regulations with respect to any services as information reporting and withholding agent for the Funds, in each case as such regulations may be amended from time to time; and (ii) its record retention policies. The Transfer Agent shall also maintain customary records in connection with its agency for the Funds; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940. Records maintained by the Transfer Agent on behalf of the Funds shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Funds’ possession or destroyed them at the Funds’ request.

10.4	Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Funds. Upon request of the Funds, the Transfer Agent will provide to the Funds in connection with any periodic annual or semi-annual shareholder report filed by the Funds or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Funds a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

10.5	SOC 1 Reports. The Transfer Agent will furnish to the Funds, on a semi-annual basis, a SOC 1 (Type 2) Report in accordance with the Auditing Standard Board, Attestation Standard–AT Section 801, as well as such other reports and information relating to the Transfer Agent’s policies and procedures, as the parties may mutually agree upon.

10.6	Information Security. The Transfer Agent has implemented and maintains at each service location physical and information security and data protection safeguards against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of the Funds’ Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including those under the GLB Act and the Mass Privacy Act. The Transfer Agent will meet with the Funds, at its request, on an annual basis to discuss information security safeguards and shall provide the Funds with certain information as discussed in Section 1.4 above. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Funds’ Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Funds of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly investigate and advise the Funds as to the steps being taken with respect to such violation.

10.7	Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Funds. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Funds may participate in such test. Upon request by the Funds, the Transfer Agent will provide the Funds with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Funds of the disruption and the steps being implemented under the business continuity plan.

11.	Termination of Agreement

11.1	Term. The initial term of this Agreement (the “Initial Term”) shall be one (1) year from the date first stated above (the “Initial Term”). This Agreement shall automatically extend for additional, successive one (1) year terms (each a “Renewal Term”) unless terminated as of the end of the Initial Term or a Renewal Term by the Funds on not less than one hundred and twenty (120) days written notice to the Transfer Agent. In the event the Funds wish to terminate this Agreement as to the Funds prior to the expiration of the Initial Term or a Renewal Term, the Funds shall give the Transfer Agent at least one hundred and twenty (120) days prior written notice and shall be subject to the terms of this Section, including the payments applicable under Section 11.3. One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Funds will agree upon a Fee Schedule for such Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

11.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Funds, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Funds, the Transfer Agent, at Funds’ request, shall offer reasonable assistance to the Funds in converting the Funds’ records from the Transfer Agent’s systems to whatever services or systems are designated by the Funds (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 6.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

11.3	Termination or Non Renewal.

(a)    Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Funds will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Funds’ Deconversion.

(b)    Deconversion Costs. In the event of termination or non-renewal of this Agreement, the Funds shall pay the Transfer Agent for the Deconversion costs as noted in Section 11.2.

(c)    Early Termination for Convenience. In addition to the foregoing, in the event that (i) the Funds terminate this Agreement prior to the end of the Initial Term other than due to the Transfer Agent’s bankruptcy under Section 11.6 or for cause under Section 11.7, the Funds shall pay the Transfer Agent an amount equal to one year of fees (calculated by multiplying the average monthly fee paid by the Funds to the Transfer Agent by 12).

(d)    Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Funds shall pay the Transfer Agent all reasonable fees and expenses for providing any support services that the Funds request the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

The amounts set forth in paragraphs (a), (b) and (c) above, shall become due and payable and shall be paid by the Funds on the business day immediately prior to the Deconversion. The amounts set forth in (d) shall be invoiced as incurred and paid promptly by the Funds upon receipt of such invoices.

11.4	Confidential Information. Upon termination of the Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

11.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Funds to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Funds, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of the Agreement.

11.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United State Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

11.7	Cause. If one of the parties hereto shall be materially in default in the performance of any of its duties and obligations under this Agreement (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party in sufficient detail to permit the Defaulting Party to identify and cure such default, and if such default or breach shall not have been remedied within sixty (60) days after such written notice is given, or, if not capable of remedy within sixty (60) days, a good faith effort is not promptly commenced and thereafter diligently pursued in an appropriate manner, then the Non-Defaulting Party may terminate the Agreement by giving one hundred and twenty (120) days written notice of such termination to the Defaulting Party.

11.8	In the event that the Funds terminate this Agreement prior to the end of the Initial Term or the Renewal Term, other than by reason of the Transfer Agent’s bankruptcy under Section 11.6 or for cause under Section 11.7, then effective as of the first day of any month in which the Transfer Agent receives notice of such termination, all discounts of fees and charges or fee concessions provided under this Agreement and any related agreements shall cease.

11.9	The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

11.10	Within thirty (30) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Funds and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice. If the Funds fail to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Funds. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement. The Transfer Agent may keep one copy of certain Fund-related records to the extent, and for such period, as may be legally required in order to comply with regulatory requirements applicable to the Transfer Agent, as discussed under Section 10.3.

12.	Assignment and Third Party Beneficiaries

12.1	Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

12.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Funds. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Funds. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	Subcontractors

13.1	The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act; provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Funds and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. The Transfer Agent may provide the services hereunder from service locations within or outside of the United States.

13.2	For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Service, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

14.	Changes and Modifications

14.1	During the term of this Agreement the Transfer Agent will use on behalf of the Funds all modifications, enhancements or changes with DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Funds. The modifications, enhancements or changes will be provided to the Funds at no cost except where a modification, enhancement or change is optional and the Transfer Agent is charging substantially all of its clients for such options at a standard rate.

14.2	The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Funds will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Funds in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Funds is given thirty (30) days prior notice to allow the Funds to change its procedures and unless the Transfer Agent provides the Funds with revised operating procedures and controls.

14.3	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

15.	Miscellaneous

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Funds.

15.2	Governing Law; Jurisdiction. The laws of the Commonwealth of Massachusetts (without regard to any principles of conflicts of law thereof) shall govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts located in Boston, Massachusetts in connection with any matters arising out of this Agreement and to waive any objection to the propriety or convenience of venue in such courts.

15.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonable beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of the Agreement.

15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, including facsimile copies thereof, or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement will become effective when each party has received a counterpart hereof signed by the other party.

15.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:

DST Asset Manager Solutions, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169-0953

Attention: Legal Department

Facsimile: 617-483-7091

(b)	If to the Funds, to:

Credit Suisse Funds

c/o Credit Suisse Asset Management LLC

Eleven Madison Avenue

New York, New York 10010

Attention: Legal Department

Facsimile:

16.	Additional Portfolios/Funds

16.1	Additional Portfolios. In the event that the Funds establish one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which they desire to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

16.2	Additional Funds. In the event that an entities affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entities shall become Funds hereunder and any series thereof shall become a Portfolio hereunder.

16.3	Conditions re: Additional Funds/Portfolios. In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least sixty (60) days’ prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios shall be determined in accordance with Section 3.1.

17.	Limitations of Liability of the Trustees and Shareholders

In the case where the Funds are trusts, a copy of the trust instruments (if applicable) are on file with the Secretary of the State of the state of their organization, and notice is hereby given that this instrument is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Funds.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	Laurie Pecha

Name:	Laurie Pecha

Title:	Chief Financial Officer

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

DST ASSET MANAGER SOLUTIONS, INC.

By:	Rahul Kanwar

Name:	Rahul Kanwar

Title:	Authorized Representative

SCHEDULE A

FUNDS

Funds	Type of Entity	State of Organization

Credit Suisse Commodity Strategy Fund. Credit Suisse Commodity Return Strategy Fund	Trust	DE

Credit Suisse Trust Commodity Return Strategy Portfolio	Trust	MA

Credit Suisse Opportunity Funds

Credit Suisse Floating Rate High Income Fund

Credit Suisse Managed Futures Strategy Fund

Credit Suisse Multialternative Strategy Fund

Credit Suisse Strategic Income Fund

	Trust	DE

Schedule A

SCHEDULE 1.2(c)

BLUE SKY SERVICES

The Funds’ Responsibilities. In connection with the provision of the Services by the Transfer Agent, the Funds shall:

1.	With respect to the Funds, identify the states and territories where the Funds’ shares will be offered for sale;

2.	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of the Transfer Agent;

3.	Work with the Transfer Agent to identify what systematic exemptions will be taken by the Funds;

4.	Provide written instructions in the Transfer Agent’s standard format to implement systematic exemptions and exclusions from reporting where practicable on the Transfer Agent’s Blue Sky software system;

5.	Provide written instructions to the Transfer Agent to remove current permit period sales from the Transfer Agent’s Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

6.	Facilitate the issuance of a limited power of attorney in favor of the Transfer Agent in the form set forth in Appendix A to this Agreement in order that the Transfer Agent may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of the Funds;

7.	To the extent Funds are notified by an intermediary of new sales data feeds, notify the Transfer Agent in writing of any changes to or additions of Blue Sky sales data feeds and work with the Transfer Agent to facilitate the necessary updates;

8.	Work with the Transfer Agent to facilitate the transmission of wire transfers for payment by the Funds for invoiced state fees as needed; and

9.	Provide written instruction detailing action to be taken upon receipt of written notification from the Transfer Agent that a direct broker Blue Sky sales feed is available for activation.

Transfer Agent Responsibilities. The Transfer Agent will perform the Services set forth below.

1.	File Initial Notice Filings, as applicable, in all states and territories in which the applicable Funds’ shares will be offered, in the form of and as required by the applicable laws of the states and territories;

2.	File the Funds’ renewals and amendments to reflect correspondent changes, name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the applicable Funds’ shares will be offered, in the form of and as required by the applicable laws of the states and territories;

3.	File the Funds’ sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

Schedule 1.2(c) - 1

4.	Invoice the Funds for fees owed to each state in accordance with procedures agreed upon in writing by Funds and the Transfer Agent;

5.	At the direction of Funds, make payments, at the expense of the applicable Funds, of Notice Filing fees;

6.	File the Prospectuses and Statements of Additional Information, supplied by Funds, and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

7.	File annual and semi-annual reports, supplied by Funds, to the extent required by the applicable laws of the states and territories;

8.	File all necessary notices to permit the Fund or classes of the Funds that are eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

9.	File all correspondence and related documentation so as to provide notice of the applicable Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Funds to utilize such exemptions;

10.	Advise Funds prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Funds can advise in writing the action to be taken;

11.	Provide the Funds information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

12.	Include in sales report filings, all sales reported to the Transfer Agent via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Funds’ prior Blue Sky vendor, or (b) confirmed in writing by Fund to be activated, less any exempt sales Fund has directed the Transfer Agent in writing to remove prior to such filing.

13.	At the direction of the Funds, serve as liaison between the Funds, and the applicable Blue Sky jurisdiction;

14.	Provide guidance and best practice information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

15.	Conduct annual due diligence reviews;

16.	In the event that the Transfer Agent become aware of the sale of a Funds’ shares in a jurisdiction in which no Notice Filing has been made, the Transfer Agent shall report such information to Funds and the Funds shall instruct the Transfer Agent with respect to the corrective action to be taken;

17.	File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the applicable Funds’ shares will be offered, in the form of and as required by applicable laws of the states and territories;

18.	Perform such additional services as the Transfer Agent and Funds may agree upon in writing and added to this Agreement by amendment.

Schedule 1.2(c) - 2

APPENDIX A

To

SCHEDULE 1.2(c)

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of _________________, 20__, that ______________ (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at ____________________________, makes, constitutes, and appoints DST ASSET MANAGER SOLUTIONS, INC. (the “Transfer Agent”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.            NOTICE FILINGS FOR FUND SHARES. The power to submit (i) notice filings (in any format accepted); and (ii) checks and ACH payments in the name of the Funds, for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Transfer Agent in connection with the notice filings of the Fund’s shares.

2.           CUSTODY ACCOUNTS. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3.            AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Managing Director, Vice President, Compliance Officer, Compliance Group Manager, Compliance Manager, or Compliance Fund Administrator at the Transfer Agent shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Transfer Agent of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Transfer Agent as or otherwise authorize the Transfer Agent to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[NAME]

By:
Name:
Title:

Subscribed and sworn to before me this            day of           , 20           .

Notary Public
State of

In and for the County of
My Commission Expires

Schedule 1.2(c) - 3

SCHEDULE 1.2(f)

AML DELEGATION

1.	Delegation.

1.1	In order to assist the Funds with their AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonable designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Funds. The Funds have had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Funds’ overall AML program (the “AML Program”).

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Funds hereby instruct and direct the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Funds’ behalf and delegate to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Funds and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3	The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Funds remain responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept an Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Funds relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Funds acknowledge and agree that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended for time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Funds with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information.

Schedule 1.2(f) - 1

SCHEDULE 1.2(f)

AML DELEGATION

4.	AML Procedures[1]

4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)	On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Asset Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)	Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)	On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)	Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e)	Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)	Review accounts with small balances followed by large purchases;

(g)	Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)	Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

1 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

Schedule 1.2(f) - 2

SCHEDULE 1.2(f)

AML DELEGATION

(i)	Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Funds with a copy of the SAR within a reasonable time after filing; and notify the Funds if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing (31 CFR 1024.320);

(j)	Compare account information to any FinCEN request received by the Funds and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Funds with the necessary information for it to respond to such request within required time frame (31 CFR 1010.520);

(k)	(i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Funds and notify the Funds in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Funds by any government agency;

(l)	With respect to certain legal entities seeking to open new accounts with the Funds, take reasonable steps to verify the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230. In the event the Beneficial Owner is not a natural person, the Transfer Agent will follow up with the requesting entity to request one. In the event the proper identity of a natural person cannot be verified, such account will not be established;

(m)	Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 1010.610 for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R 1010.605(f)); perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a risk ranking at a level of medium or above, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Funds’ AML Officer for further instruction;

Schedule 1.2(f) - 3

(n)	Upon the request by the Funds, conduct due diligence to determine if the Funds are involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act; and

(o)	Create and retain records required under 31 CFR 1010.410 in connection with the transmittals of funds in amount equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2.	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Funds, unless prohibited by applicable law.

Schedule 1.2(f) - 4

SCHEDULE 1.2(i)

OMNIBUS TRANSPARENCY SERVICES

A.	The Funds shall provide the following information to the Transfer Agent:

1.	The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Funds’ request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.	The Funds to be included, along with the Funds’ frequency trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Transfer Agent;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform the following Services;

1.	Financial Intermediary Surveillance Schedules.

(a)	Create a system profile and infrastructure based upon parameters set by the Funds to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b)	Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a)	Monitor status of information requests until all supplemental data is received.

(b)	If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Funds for the Funds to follow-up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a)	Run information received from the Financial Intermediaries through TA2000 System functionalities.

(b)	Generate exception reports using parameters provided by the Funds.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)	Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b)	Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c)	Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a)	Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

Schedule 1.2(i) - 1

(b)	Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)	Update AWD Work Object with comments detailing resolution.

(d)	Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a)	Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs

(a)	Update system watch list with pertinent information on trade violators.

(b)	Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

Schedule 1.2(i) - 2

SCHEDULE 3.1

FEES AND EXPENSES

General: Fees are billable on a monthly basis at the rate 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees Closed Accounts	$ 1.32/account

Open Accounts Direct Matrix Level 3	$ 7.63/account $ 4.35/account
Activity Based Fees Manual Transactions Omnibus Transactions Call Center Services* *Note: Minimum of $6,805.68/mo applies	$ 3.01/each $ 3.18/each $ 2.07/minute
Additional Annual Fees TPA Relationship IRA Custodial Fee	$10,320.00/each $ 15.00/account
Complex Base Fee	$81,668.15/year
Omnibus Transparency Full Service Fees Annual Technology Fee Accountlet¥ 0-500,000 500,001-2,000,000 2,000,001 and greater	$ 0.45/accountlet $ 0.45/accountlet (waived) $ 0.10/accountlet

¥Note: An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.

Investigation Fee

Accountlets 0-50,000 50,001-100,00 100,001 and greater	Base Fee/month $3,000 (includes 25 investigations¥¥) $4,000 (includes 50 investigations¥¥) $5,000 (includes 100 investigations¥¥)

¥¥Note: There is a $12.00 fee for each investigation that exceeds the allowance limit.

Schedule 3.1 - 1

SCHEDULE 3.1

FEES AND EXPENSES

Blue Sky Fees:

State Registration Filings (billed monthly at the rate of 1/12th of the annual fee)	$75.00 annually, per each state permit

Ongoing Sales Feed Set-Up One-time complex fee for establishing additional transfer agency/broker sales feeds	$1,000.00 per data feed

Annual fee per direct broker/dealer linkage	$500.00 per data feed

Blue Sky fee pricing includes the following expenses associated with Blue Sky Services only; mailing, postage, customized programming/enhancements, telecommunications, and check fees.

Reimbursable Expenses	Billed as Incurred

In accordance with Section 3.2 of the Agreement.

Schedule 3.1 - 2